ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2017 Fourth Quarter and Full Year Results

Fourth Quarter Wholesale Sales Increased 4.7%

2017 Year-End Funded Debt Decreased 84.9% to $2.2 Million

NELSONVILLE, Ohio, February 20, 2018 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Sales and Income

Fourth quarter net sales were $67.0 million versus net sales of $67.0 million in the fourth quarter of 2016. The Company reported fourth quarter net income of $4.4 million, or $0.59 per diluted share, compared to a fourth quarter net loss of $0.6 million, or ($0.09) per diluted share in the year ago period.

The fourth quarter of 2017 included an after-tax charge of $1.6 million associated with the loss on the sale of the Creative Recreation brand. Due to the recently enacted tax reform in the fourth quarter of 2017,  the Tax Cuts and Jobs Act (TCJA), we recognized a one-time income tax benefit in the fourth quarter of 2017 of $3.2 million.  The benefit is primarily a result of the new lower domestic federal tax rate applied to our current and deferred tax liability position, which was partially offset by a one-time toll charge related to the repatriation of earnings from our Dominican Republic operations. As a result of these one-time charges due to the TCJA, we recorded a $2.9 million benefit in the fourth quarter of 2017. Excluding the charges and impact of tax reform, fourth quarter 2017 adjusted net income was $2.8 million, or $0.37 per diluted share. The fourth quarter of 2016 included a non-cash impairment charge related to the Creative Recreation brand of $2.0 million, after-tax. Excluding this charge, fourth quarter 2016 net income was $1.3 million, or $0.18 per diluted share. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Fiscal Year 2017 Sales and Income

For fiscal year 2017, net sales were $253.2 million versus net sales of $260.3 million in fiscal year 2016. The Company reported net income of $9.6 million, or $1.29 per diluted share, for fiscal year 2017, compared with a net loss of $2.1 million, or ($0.29) per diluted share, for fiscal 2016.

Excluding $0.6 million after-tax of hurricane related expenses the company recorded in the third quarter of 2017 and the aforementioned expenses and charges related to the sale of the Creative Recreation brand and the impact of tax reform, 2017 adjusted net income was $8.6 million, or $1.16 per diluted share. Excluding the $0.8 million after-tax reorganizational charge the company recorded in the third quarter 2016 and the aforementioned non-cash impairment charge related to the Creative Recreation brand, fiscal 2016 net income was $0.6 million, or $0.08 per diluted share. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Jason Brooks, President and Chief Executive Officer, commented, “We concluded a productive 2017 with a very solid fourth quarter performance which was highlighted by mid-single digit growth for both our wholesale and retail divisions. The product, marketing and distribution strategies we’ve recently implemented aimed at increasing full-price selling for our branded work, western and outdoor footwear businesses are contributing to better top and bottom line results. At the same time, we continue to successfully grow our direct sales operations through the expansion of our Lehigh Outfitters CustomFit program. This includes signing new accounts and driving higher volumes with existing accounts fueled by improved execution and an enhanced merchandise offering.   With respect to our military segment, 2017 marked a record year in terms of revenue and margins despite the challenges that our employees and production facility and the entire island of Puerto Rico faced following the impact of Hurricane Maria.”

Brooks continued, “While we face some headwinds in 2018 from expiring contracts and changes in market dynamics for our military business and the sale of Creative Rec, we are cautiously optimistic about the prospects for growth in our wholesale and direct channels. The positive impact on gross margins from the continuation of improved full-price selling and the change in sales mix by segment compared with 2017, combined with the benefit from recent tax reform, has the company well positioned to deliver increased profitability on lower overall revenue and continue generating value for shareholders.”

Fourth Quarter Review

Net sales for the fourth quarter were $67.0 million compared to $67.0 million a year ago. Wholesale sales for the fourth quarter increased 4.7% to $44.4 million compared to $42.4 million for the same period in 2016. Retail sales for the fourth quarter increased 4.9% to $14.4 million compared to $13.7 million for the same period last year. Military segment sales for the fourth quarter were $8.2 million compared to $10.9 million in the fourth quarter of 2016.

Gross margin in the fourth quarter of 2017 was $23.3 million, or 34.8% of sales, compared to $21.8 million, or 32.5% of sales, for the same period last year. The 230 basis point increase was driven by higher wholesale and military margins combined with a lower percentage of military sales which carry lower gross margins than wholesale and retail.

Selling, general and administrative (SG&A) expenses were $19.6 million, including $0.3 million of transaction expenses related to the sale of the Creative Recreation brand, compared to $19.9 million a year ago. SG&A as a percent of sales decreased 50 basis points to 29.3% of net sales compared to 29.8% sales last year.

Income from operations was $3.7 million compared to an operating loss of $1.2 million in the year ago period.  On an adjusted basis, operating income was $4.0 million, or 6.0% of net sales, compared to $1.8 million, or 2.8% of net sales a year ago. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Interest expense was $109,000, compared to $157,000 for the fourth quarter of 2016.

The Company’s funded debt decreased 84.9% or $12.4 million to $2.2 million at December 31, 2017 versus $14.6 million at December 31, 2016.

Inventory decreased 5.1%, or $3.5 million, to $65.6 million at December 31, 2017 compared with $69.2 million on the same date a year ago.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: “non-GAAP adjusted gross margin,” “non-GAAP adjusted operating expenses,” “non-GAAP adjusted other income and expenses,” “non-GAAP adjusted net income,” and “non-GAAP adjusted net income per share.” Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review fourth quarter and fiscal 2017 results will be broadcast live over the internet today, Tuesday, February 20, 2018 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2016 (filed March 9, 2017) and quarterly reports on Form 10-Q for the periods ended March 31, 2017 (filed May 5, 2017),  June 30, 2017 (filed August 9, 2017) and September 30, 2017 (filed November 7, 2017).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections.  Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-1951

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,
	2017	2016
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,680,776	$4,480,505
Trade receivables, net	45,027,002	40,844,583
Other receivables	806,468	688,251
Inventories	65,622,432	69,168,442
Income tax receivable	1,849,237	1,243,678
Prepaid expenses	2,199,648	2,354,107
Total current assets	119,185,563	118,779,566
FIXED ASSETS – net	23,781,001	26,511,493
IDENTIFIED INTANGIBLES	30,314,749	33,415,694
OTHER ASSETS	197,977	232,509
TOTAL ASSETS	$173,479,290	$178,939,262

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$12,982,535	$11,589,040
Accrued Expenses:
Salaries and Wages	1,754,681	949,894
Taxes - Other	599,793	842,325
Accrued Freight	770,219	534,070
Commissions	455,845	446,703
Accrued Duty	2,160,847	1,980,598
Other	1,301,931	1,377,281
Total current liabilities	20,025,851	17,719,911
LONG TERM DEBT	2,199,423	14,584,008
LONG TERM TAXES PAYABLE	2,286,512	-
DEFERRED INCOME TAXES	7,726,234	11,365,800
DEFERRED LIABILITIES	148,408	176,219
TOTAL LIABILITIES	32,386,428	43,845,938
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2017 - 7,398,654 and December 31, 2016 - 7,421,455	68,973,927	69,291,637
Retained earnings	72,118,935	65,801,687
Total shareholders' equity	141,092,862	135,093,324
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$173,479,290	$178,939,262

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	Unaudited	Unaudited	Audited	Audited
NET SALES	$66,993,982	$66,950,298	$253,196,972	$260,258,584
COST OF GOODS SOLD	43,648,310	45,160,120	172,428,155	183,528,494
GROSS MARGIN	23,345,672	21,790,178	80,768,817	76,730,090

OPERATING EXPENSES
Selling, general and administrative expenses	19,630,063	19,946,312	68,943,561	75,631,490
Reorganizational charge	-	-	-	1,159,527
Impairment charge	-	3,000,000	-	3,000,000
Total Operating Expenses	19,630,063	22,946,312	68,943,561	79,791,017

INCOME (LOSS) FROM OPERATIONS	3,715,609	(1,156,134)	11,825,256	(3,060,927)

OTHER INCOME AND (EXPENSES):
Interest expense	(108,763)	(157,336)	(389,586)	(616,567)
Other – net	(19,614)	(23,857)	15,450	59,020
Loss on disposition of Creative Recreation	(2,089,816)	-	(2,089,816)	-
Total other - net	(2,218,193)	(181,193)	(2,463,952)	(557,547)

INCOME (LOSS) BEFORE INCOME TAXES	1,497,416	(1,337,327)	9,361,304	(3,618,474)

INCOME TAX (BENEFIT) EXPENSE	(2,899,362)	(703,078)	(225,362)	(1,479,078)

NET INCOME (LOSS)	$4,396,778	$(634,249)	$9,586,666	$(2,139,396)

INCOME (LOSS) PER SHARE
Basic	$0.59	$(0.09)	$1.29	$(0.29)
Diluted	$0.59	$(0.09)	$1.29	$(0.29)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,398,844	7,427,520	7,428,176	7,505,219
Diluted	7,435,980	7,427,520	7,450,312	7,505,219

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gross Margin
Gross margin, as reported	$23,345,672	$21,790,178	$80,768,817	$76,730,090
Add: Hurricane related expenses	-	-	963,570	-
Adjusted gross margin	$23,345,672	$21,790,178	$81,732,387	$76,730,090

Operating Expenses
Operating expenses, as reported	$19,630,063	$22,946,312	$68,943,561	$79,791,017
Less: Creative Recreation disposition related expenses	299,663	-	299,663	-
Less: Reorganizational charge	-	-	-	1,159,527
Less: Impairment charge	-	3,000,000	-	3,000,000
Adjusted operating expenses	$19,330,400	$19,946,312	$68,643,898	$75,631,490

INCOME (LOSS) FROM OPERATIONS, ADJUSTED	$4,015,272	$1,843,866	$13,088,489	$1,098,600

OTHER INCOME AND (EXPENSES):
Total other - net, as reported	(2,218,193)	(181,193)	(2,463,952)	(557,547)
Less: Loss on disposition of Creative Recreation	(2,089,816)	-	(2,089,816)	-
Adjusted other - net	(128,377)	(181,193)	(374,136)	(557,547)

Net Income (Loss)
Net income (loss), as reported	$4,396,778	$(634,249)	$9,586,666	$(2,139,396)
Add: Hurricane related expenses, after tax	-	-	635,956	-
Add: Disposition of Creative Recreation, after tax	1,577,056	-	1,577,056	-
Less: Impact of tax reform (1)	(3,208,028)	-	(3,208,028)	-
Add: Reorganizational charge, after tax	-	-	-	753,693
Add: Impairment charge, after tax	-	1,950,000	-	1,950,000
Adjusted net income	$2,765,806	$1,315,751	$8,591,650	$564,297

Net income (loss) per share, as reported
Basic	$0.59	$(0.09)	$1.29	$(0.29)
Diluted	$0.59	$(0.09)	$1.29	$(0.29)

Adjusted net income per share
Basic	$0.37	$0.18	$1.16	$0.08
Diluted	$0.37	$0.18	$1.16	$0.08

Weighted average shares outstanding
Basic	7,398,844	7,427,520	7,428,176	7,505,219
Diluted	7,435,980	7,437,888	7,450,312	7,519,414

(1): Due to the recently enacted tax reform, Tax Cuts and Jobs Act (TCJA), we recognized a one-time income tax benefit in the fourth quarter of 2017 of $3.2 million.  The benefit is primarily a result of the new lower domestic federal tax rate applied to our current and deferred tax liability position, which was partially offset by a one-time toll charge related to the repatriation of earnings from our Dominican Republic operations. As a result of these one-time charges we recorded a $2.9 million benefit in the fourth quarter of 2017. The adjusted tax expense without the impact of TCJA was $308,666 and $2,982,666 for the three and twelve months ended December 31, 2017 resulting in an effective tax rate of 20.6% and 31.9% for the respective periods. Our effective tax rate, adjusted for the TCJA, for the fourth quarter, was below historic levels due to the recently passed Bipartisan Budget Act of 2018, which permits a deduction for income attributable to domestic production activities in Puerto Rico through the end of 2017.